Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2021, relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”) as of and for the years ended December 31, 2020 and 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Moody, Famiglietti & Andronico

Tewksbury, Massachusetts
May 26, 2021